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                                                                    Exhibit 10.3

                          FIRST MODIFICATION AGREEMENT


         THIS FIRST MODIFICATION AGREEMENT, dated as of November 1, 2002, by and between STAR SCIENTIFIC, INC., a Delaware corporation (the "Company"), and PAUL
L. PERITO, ESQUIRE ("Executive").

Recitals

         A. The Company and Executive are parties to that certain Amended and Restated Executive Employment Agreement, dated as of June 14, 2002 (the "Employment Agreement").

         B. The Company and Executive desire to modify certain provisions of the Employment Agreement relating to the compensation payable to Executive, subject to and in accordance with the terms set forth in this First Modification Agreement.

Agreement

         NOW, THEREFORE, in consideration of these premises, the mutual covenants and agreements of the parties hereunder, and for other good and valuable consideration the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

         (S) 1. Acknowledgement of Satisfaction of Certain Bonus Conditions. Executive and Company acknowledge and agree that the condition precedent to Executive's right to the cash bonus and the Performance Bonus Option under Sections 2.2(a) and 2.2(b) of the Employment Agreement has been satisfied.

         (S) 2. Waiver of Cash and Discretionary/Special Bonuses. Executive, in consideration of the needs of the Company and the adjusted bonus (and related payment for taxes), hereby waives his right to receive the bonuses provided for under Section 2.2(a) and (c) of the Employment Agreement.

         (S) 3. Adjusted Bonus. Executive and Company agree that in consideration of the waiver of the Cash Bonus and Discretionary/Special Bonuses as set forth in Paragraph 2, Executive shall be paid a bonus of $100,000.00 on or before December 31, 2002. In addition, Company shall, on or before March 31, 2003, pay Executive an amount equal to Executive's state and federal income taxes (calculated based on the highest rates of such taxes applicable to individuals) payable as a result of such bonus.

         (S) 4. Waiver of Options. Executive in consideration of the Company's needs hereby waives his right to receive the Performance Bonus Option (as defined in Section 2.2(b) of the Employment Agreement) and the 2002 Option (as defined in Section 2.3(a) of the Employment Agreement).

         (S) 5. Death. Company and Executive hereby agree that Section 4.1 of the Employment Agreement is amended to provide that any payment due under
Section 4.1 may be funded by one or more policies of life insurance to be purchased by the Company and which provide for a

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benefit in the amount payable to Executive as beneficiary under such policy or policies equal to that due Executive under this Section. In the event the Company purchases such policy or policies and thereafter maintains such policy or policies in continuous and full force and effect during the term hereof, then Executive agrees to look solely to such policy or policies for payment of any amount due hereunder; provided, however, that in the event the Company does not purchase such policy or policies and thereafter maintain such policy or policies in continuous and full force and effect during term hereof, then the Company shall be directly and fully obligated to Executive for such payment.

         (S) 6. Disability. Company and Executive hereby agree that Section 4.2 of the Employment Agreement is amended to provide that any payment due under
Section 4.2 may be funded by one or more policies of disability insurance to be purchased by the Company and which provide for a benefit in the amount payable to Executive as beneficiary under such policy or policies equal to that due Executive under this Section. In the event the Company purchases such policy or policies and thereafter maintains such policy or policies in continuous and full force and effect during the term hereof, then Executive agrees to look solely to such policy or policies for payment of any amount due hereunder; provided, however, that in the event the Company does not purchase such policy or policies and thereafter maintain such policy or policies in continuous and full force and effect during term hereof, then the Company shall be directly and fully obligated to Executive for such payment.

         (S) 7. Employment Agreement Remains in Effect. Except as expressly modified by this Agreement, the Employment Agreement remains in full force and effect.

         (S) 8. Governing Law. This Agreement shall in all respects be construed according to the laws of the Commonwealth of Virginia, without regard to its conflict of laws principles.

         (S) 9. Counterparts. This Agreement may be executed in any number of counterparts, each of which may be executed by less than all of the parties to this Agreement, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

         (S) 10. Signatures. The parties shall be entitled to rely upon and enforce a facsimile of any authorized signatures as if it were the original.

                        [Signatures on following page.]

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                          COMPANY:

                                          STAR SCIENTIFIC, INC.


                                          By:___________________________[SEAL]
                                               Jonnie R. Williams
                                               Chief Executive Officer


                                          EXECUTIVE:


                                          ______________________________[SEAL]
                                          Paul L. Perito


                                          with a copy to:

                                          Joel L. Dahnke, Esquire
                                          Henry, Henry, O'Donnell & Dahnke, P.C.
                                          4103 Chain Bridge Road, Suite 100
                                          Fairfax, Virginia 22030

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